                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Flowers Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

FLOWERS INDUSTRIES/KEEBLER FOODS COMPANY SALE AND BAKERY BUSINESS SPIN OFF QUESTIONS & ANSWERS

WHAT IS HAPPENING IN THE PROPOSED TRANSACTION?

This transaction is comprised of three integrated components to be effected contemporaneously: 1) the spin-off by Flowers Industries of Flowers Foods, 2) the merger of Flowers Industries with a wholly owned subsidiary of the Kellogg Company and 3) the merger of Keebler with a wholly owned subsidiary of Kellogg.

1.   THE SPIN-OFF (FLOWERS INDUSTRIES SHAREHOLDERS RECEIVE STOCK OF FLOWERS
     FOODS)

Flowers Industries will contribute all of the assets, and certain liabilities, associated with the operations of Flowers Bakeries Brands and Mrs. Smith's Bakeries to a newly created entity, Flowers Foods. Shareholders of Flowers Industries, via a taxable spin-off, will receive shares of Flowers Foods in an amount equal to their proportionate interest in Flowers Industries. For example, a shareholder who owns 1% of the stock of Flowers Industries will receive that number of Flowers Foods shares representing 1% of the total shares issued by Flowers Foods.

2. THE FLOWERS INDUSTRIES AND KELLOGG MERGER (FLOWERS INDUSTRIES SHAREHOLDERS RECEIVE CASH)

Flowers Industries and Kellogg have entered into a merger agreement. Subject to the approval of the merger agreement by the Flowers Industries shareholders, Kellogg will acquire all of the shares of Flowers Industries. At the time of the Flowers Industries/Kellogg merger, the spin-off described above will already have occurred; therefore, Flowers Industries' sole asset will be its approximate 46.2 million shares of Keebler. The shareholders of Flowers Industries will receive approximately $12.50 per share in cash, subject to adjustments at closing, which is determined as follows: 46.2 million shares of Keebler stock at $42 per share, less the approximate $700 million of Flowers Industries debt and transaction expenses to be assumed or paid off by Kellogg. This results in net proceeds of $1.25 billion, or approximately $12.50 per share of Flowers Industries.

3.   THE KEEBLER FOODS AND KELLOGG MERGER (KEEBLER SHAREHOLDERS RECEIVE CASH)

Kellogg has also entered into a merger agreement with Keebler. As the majority stockholder of Keebler, Flowers Industries has committed to vote its shares in favor of the Keebler/Kellogg merger. Under the terms of the agreement, Kellogg will merge with Keebler and the public holders of Keebler common stock will receive $42.00 per share in cash.

When all three transactions are completed--the spin-off, the Flowers Industries/Kellogg merger, and the Keebler/Kellogg merger--there will be a new publicly owned company, Flowers Foods, which will own and operate the traditional Flowers bakery businesses. At the closing, shareholders of Flowers Industries, will own Flowers Foods in the same proportion as their ownership in Flowers Industries. Kellogg will own 100% of Flowers Industries, and Flowers Industries (expected to be renamed Keebler Holding Corp.) will own 100% of Keebler.

In order to accept the tax-favored structure for Flowers shareholders as proposed by Flowers Industries, Kellogg required that Flowers Industries commit to vote its shares in Keebler in favor of the Kellogg/Keebler merger, even if Flowers Industries' shareholders do not approve the Kellogg/Flowers Industries merger. As a result, in certain limited circumstances in which the Kellogg/Flowers Industries merger is terminated or not approved by Flowers Industries' shareholders, the spin-off will not occur and shares of Keebler beneficially owned by Flowers Industries will be exchanged in the Kellogg/Keebler merger for the same merger consideration as received by the Keebler public minority shareholders. The proceeds would be paid to Flowers Industries rather than to Flowers Industries' shareholders as the Flowers/Kellogg merger contemplates, and in these limited circumstances the transaction would result in taxable gain at the corporate level of not less than $1.5 billion, and a projected corporate tax of approximately $600 million.


WHY DID YOU PURSUE THIS STRUCTURE?

Flowers Industries' investment in Keebler has been extraordinarily successful, so much so that a direct sale of its Keebler stock would not be the optimal tax structure for Flowers Industries or its shareholders, absent compelling circumstances. After extensive consultation with financial and legal advisers, the Flowers Industries Board concluded that this structure presented the maximum value to shareholders, both currently through the cash paid to Flowers Industries shareholders and long term through Flowers Foods.

WHAT IS THE VALUE OF THE TRANSACTION?

The Flowers Industries/Kellogg merger is valued at approximately $1.9 billion, consisting of approximately $1.25 billion in cash to be paid to shareholders, and the assumption by Kellogg of an estimated $700 million of Flowers Industries debt and other expenses arising from the transaction. The value of the shares of Flowers Foods to be received by the shareholders of Flowers Industries as a result of the spin-off will ultimately be determined by the public market.

HOW EXACTLY DOES THIS TRANSACTION HAPPEN?

All of the steps to accomplish the transaction will happen essentially simultaneously in the following manner:

--The Flowers Bakeries and Mrs. Smith's Bakeries businesses will be contributed by Flowers Industries to its subsidiary, Flowers Foods;
--Flowers Industries shareholders will receive shares of Flowers Foods in proportion to their ownership via a taxable spin-off;
--Simultaneously, Flowers Industries, which will then have as its only asset the 46.2 million shares of Keebler, will merge with a subsidiary of Kellogg; --As a result of the merger, Flowers Industries shareholders will receive approximately $12.50 in cash subject to closing adjustments from Kellogg in exchange for each share of Flowers Industries stock that they own;
--In the merger, Kellogg will assume or pay an estimated $700 million in debt and other expenses of the transaction; these amounts will be established at closing;
--Flowers Foods shares are expected to be traded on the New York Stock
Exchange.

WHAT ARE THE TOTAL PROCEEDS FROM THE ENTIRE TRANSACTION?

The proceeds of the transaction to Flowers shareholders is approximately $1.9 billion, which includes $1.25 billion in cash and Kellogg's assumption or payment of approximately $700 million in debt and other expenses of the transaction. Shareholders also will receive all of the shares of Flowers Foods in the spin-off.

The shareholders of Keebler Foods Company (other than Flowers Industries) will receive cash proceeds of approximately $1.9 billion, or $42 per share.

WHAT IS THE VALUE OF THE TRANSACTION TO SHAREHOLDERS?

The value of the transaction to Flowers Industries' shareholders is based on the $42.00 per Keebler share paid by Kellogg. Each Flowers share represents a pro rata portion of roughly half of the fully diluted per share equity value of Keebler, less assumption of a portion of Flowers Industries' debt and expenses of the transactions as described above. The total value that Flowers Industries shareholders will receive will be approximately $1.25 billion (depending on actual debt and expenses assumed by Kellogg at closing), paid in cash by Kellogg, divided by the total number of then outstanding shares of Flowers common stock. On this basis, each share of Flowers will be exchanged for approximately $12.50 in cash subject to adjustments at closing. Shareholders will also receive new shares in Flowers Foods in proportion to their ownership of Flowers Industries.

WHAT WILL A SHARE OF FLOWERS FOODS BE WORTH?

That will depend on what it trades for in the public market. It is expected that the shares will be listed on the New York Stock Exchange.

WHAT WILL HAPPEN WITH THE CASH PROCEEDS?

Upon consummation of the Flowers/Kellogg merger, all cash proceeds from the Flowers/Kellogg merger, net of debt and expenses of the transaction--approximately $1.25 billion--will be paid directly to Flowers Industries shareholders.

All cash proceeds from the Keebler/Kellogg merger--approximately $1.9 billion--will be paid directly to Keebler shareholders.

WHAT IS THE BREAKDOWN OF THE FLOWERS INDUSTRIES DEBT AND EXPENSES IN THIS TRANSACTION?

Approximately $625 million of Flowers Industries' debt and approximately $75 million of costs associated with the transaction are being assumed or paid in full by Kellogg. Flowers Foods will assume or refinance the remainder, currently anticipated to be approximately $250 million, including the assumption by Flowers Foods of the $200 million 7.15% debentures due 2028.

HOW WILL THE SPIN-OFF OF FLOWERS FOODS WORK?

Flowers will transfer its Mrs. Smith's Bakeries and Flowers Bakeries Brands operations into Flowers Foods. Each holder of Flowers Industries stock on the record date will receive a pro-rata distribution of shares of Flowers Foods. The final distribution ratio will be determined by the Board of Flowers Industries near the record date based on advice from its financial advisers.

WHAT WILL HAPPEN TO MY EXISTING SHARES OF FLOWERS INDUSTRIES STOCK?

Each share of Flowers Industries stock will be converted into the right to receive cash from the Flowers/Kellogg merger, currently estimated to be $12.50, subject to closing adjustments, and a proportionate number of shares of Flowers Foods. At the appropriate time, you will be given instructions for the exchange of your Flowers Industries shares for cash. The spin-off will occur without any additional action on your part being necessary, assuming Flowers Industries' shareholders approve the Flowers/Kellogg merger.

WHAT ARE THE TAX EFFECTS TO FLOWERS INDUSTRIES EXPECTED TO BE?

The spin-off is a taxable transaction to Flowers Industries. Based on Flowers Industries' tax basis in Flowers Foods, consisting of the operations of Flowers Bakeries Brands and Mrs. Smith's Bakeries, it is expected that the spin off transaction will have minimal to no gain and therefore minimal to no tax for Flowers Industries.

WILL FLOWERS INDUSTRIES' SHAREHOLDERS BE TAXED ON THE DISTRIBUTION OF FLOWERS FOODS COMMON STOCK? ON THE CASH PAYMENT FROM THE KELLOGG MERGER?

The receipt by Flowers shareholders of cash and shares of Flowers Foods common stock will be a taxable transaction for U.S. federal income tax purposes and should be taxed as a capital gain. The tax consequences for each shareholder will vary depending on each shareholder's circumstances. Shareholders are urged to consult with their tax advisors.

WHAT REGULATORY APPROVALS ARE REQUIRED?

The transaction is subject to customary state and federal regulatory approvals, including antitrust approvals.

IS A SHAREHOLDER VOTE REQUIRED?

Yes. In order to be approved, a majority of the outstanding shares of Flowers Industries must vote FOR the merger.

The Keebler merger is also subject to majority shareholder approval, and as majority shareholder, Flowers has committed to vote in favor of that transaction.

WHEN DO YOU EXPECT THE SALE TO CLOSE?

Subject to regulatory approvals and approval of the Flowers shareholders, we expect to close the transaction in the first quarter of 2001.


IMPORTANT NOTE

Flowers Industries will be filing a proxy statement and other relevant documents concerning these transactions with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's Web site, http://www.sec.gov. In addition, documents filed with the SEC by Flowers Industries will be available free of charge by calling the Investors Relations Department at (912) 266-9110.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

This document does not constitute a solicitation by Flowers Industries or its board of directors of any approval or action of its shareholders.

Flowers Industries and its board of directors will be soliciting proxies from Flowers Industries shareholders in favor of the merger. You can obtain more information about Flowers Industries' directors and officers and their beneficial interests in Flowers Industries' common stock from the SEC's Web site, http://www.sec.gov, and Flowers Industries' Web site, http://www.flowersindustries.com. Updated information with respect to the security holdings of these individuals will be included in the final proxy statement to be filed with the SEC.

CAUTIONARY STATEMENT Certain information in this document concerning the merger is forward-looking, including statements regarding the amount of cash per share that Flowers Industries' shareholders are projected to receive from the transaction, the taxable status of the transaction, and Flowers Industries' expectation as to the closing date of the merger transaction. Certain information in this document concerning Flowers Industries' business may also be forward-looking, including the future business prospects for Flowers Industries and Flowers Foods and Flowers Industries' expectations as to the future impact of certain actions and plans Flowers Industries intends to implement in its business. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Flowers Industries' control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the merger include, but are not limited to: the capitalization of Flowers Industries on the closing date, including the number of shares outstanding at that time; the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; and the fulfillment of all of the closing conditions specified in the transaction documents. For further discussion of important risk factors that may materially affect management's estimates, Flowers Industries' results and the forward-looking statements herein, please see the risk factors contained in Flowers Industries' SEC filings. You also should read those filings, particularly Flowers Industries' Annual Report on Form 10-K for the FYI January 1, 2000 and Quarterly Report on Form 10-Q for the period ended September 30, 2000, filed with the SEC, for a discussion of Flowers Industries' results of operations and financial condition.